Exhibit 10.9

SPINCO CONTRIBUTION AGREEMENT

THIS SPINCO CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2011 (the “Effective Date”), by and between Motorola, Inc., a Delaware corporation (“Motorola”), and Motorola Mobility Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (formerly, Motorola SpinCo Holdings Corporation) (“SpinCo”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in Article 1 of that certain Amended and Restated Master Separation and Distribution Agreement effective as of July 31, 2010, as may be amended from time to time (the “Separation Agreement”), by and among Motorola, SpinCo and Motorola Mobility, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (“Mobility”).

RECITALS

WHEREAS, pursuant to the Separation Agreement, Motorola, SpinCo and Mobility have agreed to separate the MD Business and the Home Business (collectively, the “Transferred Businesses”) from Motorola by means of, among other actions, (i) the transfer of certain Transferred Assets, including the stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the Transferred Businesses, by Motorola and certain of Motorola’s Subsidiaries to Mobility and certain of Mobility’s Subsidiaries or entities that will become its Subsidiaries prior to the Distribution and the assumption of the Transferred Liabilities by Mobility and certain of Mobility’s Subsidiaries or entities that will become its Subsidiaries prior to the Distribution (the “Mobility Contribution”); and (ii) following the transfer contemplated by clause (i) and the consummation of certain related reorganization transactions, the transfer by Motorola to SpinCo of certain Assets and Liabilities associated with the Transferred Businesses, including shares of capital stock of Mobility and stock or other equity interests of Motorola Mobility Japan Limited (the “SpinCo Contribution”);

WHEREAS, this Agreement is intended to effect the SpinCo Contribution; and

WHEREAS, it is intended that the SpinCo Contribution and the Distribution, taken together, will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

CONTRIBUTION

Section 1.1 Contribution of Certain Transferred Assets. Subject to the terms of this Agreement and the Separation Agreement, Motorola hereby contributes, assigns, transfers and conveys to SpinCo, and SpinCo hereby receives and accepts from Motorola, all of Motorola’s right, title and interest in and to the following (each, a “SpinCo Asset” and, collectively, the “SpinCo Assets”):

(a) the shares of capital stock of Mobility (the “Mobility Shares”);

(b) the Employment Agreement by and between Motorola and Sanjay K. Jha dated as of August 4, 2008, as amended (the “Employment Agreement”);

(c) the Cash Contribution (as defined below), as further described below;

(d) the shares of capital stock of Motorola Mobility Japan Inc. (the “MMJ Shares”); and

(e) the Deferred Stock Unit Agreements between Motorola and each Motorola director who will become a director of SpinCo following the Effective Date, such contribution to be effective as of 12:01 am on January 4, 2011.

With respect to the Cash Contribution, the following will apply:

(1) Motorola will pay the Effective Date Contribution to SpinCo on the Effective Date.

(2) As soon as commercially practicable following the Distribution Date, SpinCo will provide to Motorola a certificate of its Chief Financial Officer showing the following calculations: (i) the Year End Cash Balance, (ii) the 2010 Adjusted Controllable Free Cash Flow, and (iii) the True-Up Contribution amount, if any. If the True-Up Contribution is a positive amount, Motorola will pay such amount to SpinCo within 10 Business Days of the receipt of such certificate. If the True-Up Contribution is a negative amount, SpinCo will pay such amount to Motorola within 10 Business Days of providing such certificate to Motorola; provided, however, that Motorola may instead reduce the Deferred Contribution by the amount of such True-Up Contribution by providing notice to SpinCo within 5 Business Days of receiving such certificate.

(3) Motorola will pay the Deferred Contribution to SpinCo, if any, as follows. The Motorola subsidiary set forth on Schedule 1 (the “Subsidiary”), is in the process of seeking a multi-year capital reduction in the aggregate amount set forth on Schedule 1 (the “Capital Reduction”). After the Effective Date, as Motorola receives cash (in U.S. dollars) from the Subsidiary in connection with the Capital Reduction, Motorola will contribute an amount equal to 50% of such cash to SpinCo within 10 Business Days of such receipt in an aggregate amount not to exceed $300 million (such figure to be reduced by the 2010 Subsidiary Payment, if any).

(4) Motorola and SpinCo acknowledge and agree that any cash or cash equivalents received or expended by the SpinCo Group between January 1, 2011 and the Distribution Date shall be for the account of SpinCo and shall not impact the amount of the Cash Contribution pursuant to this Agreement.

For the purposes of this Section 1.1, the following terms will have the following meanings:

“2010 Adjusted Controllable Free Cash Flow” means an amount equal to the “Controllable Free Cash Flow” as defined in the 2010 Motorola Incentive Plan Terms (as approved by the Motorola Compensation and Leadership Committee on March 16, 2010, consistent with historical practices) for 2010 for the SpinCo Group, less amounts paid by the SpinCo Group from September 22, 2010 up to and including the Effective Date for acquisitions and other equity investments (regardless of the accounting treatment of such investments).

“2010 Subsidiary Payment” means the amount in U.S. dollars that Motorola receives from September 22, 2010 through the Effective Date in connection with the Capital Reduction of the Subsidiary.

“Cash Contribution” means the Effective Date Contribution, plus the True-Up Contribution, plus the Deferred Contribution.

“Cash Flow Adjustment” means $300 million less the 2010 Adjusted Controllable Free Cash Flow, provided that if the amount of the 2010 Adjusted Controllable Free Cash Flow is greater than $300 million the Cash Flow Adjustment will be zero.

“Deferred Contribution” means $300 million minus the amount of the 2010 Subsidiary Payment, if any.

“Effective Date Contribution” means an amount of cash and cash equivalents equal to $3.2 billion, plus the 2010 Subsidiary Payment, less the Preliminary Year End Cash Balance, less $100 million.

“Preliminary Year End Cash Balance” means the most recent estimate provided in a certificate to Motorola by SpinCo’s Chief Financial Officer of the aggregate amount of cash and cash equivalents held by the SpinCo Group on a global basis as of December 31, 2010, expressed in U.S. Dollars, plus amounts, if any, held by the Motorola Group on a global basis as of December 31, 2010 that should be transferred to SpinCo pursuant to Section 5.7(a) of the Separation Agreement, less amounts, if any, held by the SpinCo Group on a global basis as of December 31, 2010 that should be transferred to Motorola pursuant to Section 5.7(b) of the Separation Agreement.

“True-Up Contribution” means $3.2 billion plus the amount of the 2010 Subsidiary Payment, if any, minus the Year End Cash Balance, minus the Effective Date Contribution, minus the Cash Flow Adjustment, if any.

“Year End Cash Balance” means the aggregate amount of cash and cash equivalents held by the SpinCo Group on a global basis as of December 31, 2010, expressed in U.S. Dollars, based on SpinCo’s year end consolidated audited financial statements, plus amounts, if any, held by the Motorola Group on a global basis as of December 31, 2010 that should be transferred to SpinCo pursuant to Section 5.7(a) of the Separation Agreement, less amounts, if any, held by the SpinCo Group on a global basis as of December 31, 2010 that should be transferred to Motorola pursuant to Section 5.7(b) of the Separation Agreement.

Section 1.2 Assumption of Liabilities. Subject to the terms of this Agreement and the Separation Agreement, as partial consideration for the foregoing contribution, SpinCo hereby assumes the Liabilities of Motorola related to the SpinCo Assets with effect as of the Effective Date and agrees to pay, perform, satisfy and discharge such Liabilities in accordance with their respective terms.

Section 1.3 Deliveries. In furtherance of the transactions contemplated by Sections 1.1 and 1.2, the parties agree to execute and deliver, and they will cause their respective Subsidiaries to execute and deliver (a) such stock powers, assignments of contracts and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment by Motorola to SpinCo of all of Motorola’s right, title and interest in and to the SpinCo Assets, and (b) such assumptions of contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the Liabilities related to the SpinCo Assets.

Section 1.4 No Representations or Warranties. SpinCo acknowledges and agrees that (a) Motorola is not making any representations or warranties, express or implied, with respect to the SpinCo Assets or otherwise, (b) the SpinCo Assets are being transferred on an “as is,” “where is” basis and (c) SpinCo will bear the economic and legal risks that the conveyance in Section 1.1 will prove to be insufficient to vest in it good and marketable title to the SpinCo Assets, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance of any nature whatsoever.

Section 1.5 Transfer of Beneficial Ownership.

(a) The transfer of the Mobility Shares and the MMJ Shares (collectively, the “Contributed Shares”) will be effective as of the Effective Date, from and after which date SpinCo will be the beneficial owner of the Contributed Shares for all purposes. It is the parties’ intent that all of the benefits and burdens of ownership of the Contributed Shares transfer to SpinCo on the Effective Date. To the extent that transfer of registered ownership of the Contributed Shares is not perfected on the Effective Date or would be contrary to applicable law, the parties will use their commercially reasonable efforts to provide to, or cause to be provided to, SpinCo, to the extent permitted by law, the rights and benefits associated with registered ownership of the Contributed Shares and take such other actions as may reasonably be requested by SpinCo in order to place SpinCo, insofar as reasonably possible, in the same position as if SpinCo were the registered stockholder. Without limiting the foregoing and in connection therewith, from and after the Effective Date, SpinCo will have the right to (i) receive all dividends or distributions (liquidating or otherwise) associated with the Contributed Shares, or direct Motorola to deliver such dividends or distributions to the party of its selection, (ii) sell, transfer or encumber, or direct Motorola to sell, transfer or encumber the Contributed Shares, and receive the proceeds therefrom, including any of the rights or privileges associated with the Contributed Shares, and (iii) vote the Contributed Shares or direct Motorola to vote the Contributed Shares as it instructs.

(b) In connection with the arrangement set forth in Section 1.5(a), and without limiting the foregoing, from and after the Effective Date, to the extent that transfer of registered ownership of the Contributed Shares is not perfected on the Effective Date or would be contrary to applicable law, Motorola will (i) vote the Contributed Shares at the meetings of SpinCo only as directed by SpinCo, (ii) observe all corporate formalities and filing requirements that may have to be met with regard to the Contributed Shares, (iii) forward to SpinCo, or any other person identified by SpinCo, all dividends, distributions (liquidating or otherwise), and sale proceeds made with respect to the Contributed Shares, (iv) sell, transfer or encumber the Contributed Shares only as directed by SpinCo, (v) immediately notify SpinCo upon attachment or attempted seizure of, or acquisition of any interest or assertion of any rights in, the Contributed Shares by any third party and take appropriate action to defend against such attachment and to protect SpinCo’s interest in the Contributed Shares, and (vi) be entitled to rely on the written instructions of the directors or officers of SpinCo, and such instructions will be deemed to have been duly authorized by SpinCo.

ARTICLE 2

MISCELLANEOUS

Section 2.1 Further Assurances. The parties hereto will each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated by this Agreement, including without limitation the use of commercially reasonable efforts to receive $150 million of the Subsidiary Capital Reduction in 2010 and the remaining Capital Reduction as promptly thereafter as possible. For the avoidance of any doubt, the respective covenants of cooperation, further assurances and expense reimbursement set forth in the Separation Agreement will apply to the obligations of the parties set forth in this Agreement.

Section 2.2 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement (whether arising in contract, tort, equity or otherwise).

Section 2.3 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 2.4 Entire Agreement. This Agreement, together with the Separation Agreement, the Tax Sharing Agreement, the Employee Matters Agreement and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement by and among the parties with respect to the subject matter contained herein, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements by and among the parties with respect to the matters contained herein are superseded by this Agreement, the Separation Agreement, the Tax Sharing Agreement and the Employee Matters Agreement. In the event of any conflict between any provision in this Agreement and any provision in the Separation Agreement, the Tax Sharing Agreement or the Employee Matters Agreement, the provisions of any such Agreement will control over the provisions in this Agreement, and the parties agree that this Agreement is not intended to enhance, decrease or modify any of the rights or obligations of the parties from those contained in the Separation Agreement, the Tax Sharing Agreement or the Employee Matters Agreement.

Section 2.5 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 2.6 Variation. No variation of this Agreement will be valid unless it is in writing and signed by authorized representatives of the parties. The expression “variation” will include any amendment, modification, variation, supplement, deletion or replacement however affected.

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IN WITNESS WHEREOF, each of the parties has caused this SpinCo Contribution Agreement to be executed on its behalf by a duly authorized officer on the date effective as of the Effective Date.

“Motorola”		“SpinCo”

MOTOROLA, INC., a Delaware corporation		MOTOROLA MOBILITY HOLDINGS, INC., a Delaware corporation

By:	/s/ Gregory Q. Brown	By:	/s/ Sanjay K. Jha
Name:	Gregory Q. Brown	Name:	Sanjay K. Jha
Title:	Co-Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to SpinCo Contribution Agreement]